Putnam Money Market Fund, March 31, 2011, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					160
Class B		  		  	  3
Class C		    		  	  2

72DD2

Class M		     	  	          3
Class R		     	  	          1
Class T		    		  	  3

73A1

Class A			  	  0.0001
Class B			  	  0.0001
Class C	      	  	  	  0.0001

73A2

Class M	      	  	  	  0.0001
Class R		 	  	  0.0001
Class T			  	  0.0001


74U1

Class A			       1,732,932
Class B				  28,484
Class C				  24,351

74U2

Class M				  29,580
Class R				  16,762
Class T				  35,021

74V1

Class A				  1.0000
Class B				  1.0000
Class C				  1.0000

74V2

Class M				  1.0000
Class R				  1.0000
Class T				  1.0000


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.